Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 471-1288
gmaier@maierco.com

 OMNITEK ENGINEERING TO RESTATE PREVIOUS PERIODS TO ACCOUNT
FOR ANTI-DILUTION PROTECTION PROVISIONS IN PRIOR FINANCING

-- Impact of Non-Cash Gain or Loss Inconsequential to Company’s Operations --

VISTA, CA — November 6, 2014 — Omnitek Engineering Corporation (OTCBB: OMTK) today announced its board of directors has concluded that the company’s previously issued financial statements for the fiscal years ended December 31, 2013 and December 31, 2012, including the periodic fiscal quarterly filings from June 30, 2012 through September 30, 2013, did not account for a derivative liability relating to certain anti-dilution protection provisions of warrants granted in connection with a 2012 PIPE financing transaction.  The derivative liability affected the related non-cash gain or loss during each of the reporting periods.  Accordingly, investors should refer to the company’s amended financial statements.

The board of directors, upon the recommendation of the audit committee, has determined that the company should correct the foregoing by filing restated financial statements, which is not expected to delay the company’s third quarter results for the period ended September 30, 2014.  The company intends to include in the 2013 Form 10-K restated quarterly financial data for the first three quarters of fiscal 2013 and the two affected quarters within fiscal 2012.  Based on the information regarding prior years that the company intends to include in its 2013 Form 10-K, Omnitek Engineering does not intend to file amendments to its 2012 Form 10-K or to any of its previously filed Form 10-Qs.

About Omnitek Engineering Corporation

Omnitek Engineering Corp. develops and sells proprietary diesel-to-natural gas engine conversion systems and complementary products, including new natural gas engines that utilize the company’s technology -- providing global customers with innovative alternative energy and emissions control solutions that are sustainable and affordable.  Additional information is available at www.omnitekcorp.com

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Omnitek Engineering Corporation, Inc.

Some of the statements contained in this news release discuss future expectations, contain projections of results of operations or financial condition or state other ``forward-looking'' information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirements, completion of R&D and successful commercialization of products/services, patent completion, prosecution and defense against well-capitalized competitors. These are serious risks and there is no assurance that our forward-looking statements will occur or prove to be accurate. Words such as ``anticipates,'' ``expects,'' ``intends,'' ``plans,'' ``believes,'' ``seeks,'' ``estimates,'' and variations of such words and similar expressions are intended to identify such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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